EXHIBIT 99.1

THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters

27700B sw parkway avenue

wilsonville

oregon

97070

503.685.8888

800.294.6400

www.infocus.com

Investor Relations Contacts:	Public Relations Contact:
Kyle Ranson	Scott Ballantyne
Chief Executive Officer	Chief Marketing Officer
InFocus Corporation	InFocus Corporation
(503) 685-8576	(503) 685-8923

Roger Rowe
Chief Financial Officer
InFocus Corporation
(503) 685-8609

InFocus® Announces Fourth Quarter and

Full Year 2005 Financial Results

WILSONVILLE, Ore., January 31, 2006 – InFocus® Corporation (Nasdaq: INFS) today announced its fourth quarter and full year 2005 financial results.  On revenues of $128.9 million for the fourth quarter, the company posted a net loss of $7.9 million, or $0.20 per share, compared to a net loss of $38.3 million, or $0.97 per share, for the third quarter.  For 2005, revenues were $532.1 million and the net loss was $79.8 million, or $2.02 per share.

The company also reported total cash and marketable securities at the end of 2005 of $80.1 million with no debt outstanding, up $2.6 million from the end of the third quarter.  In addition, total inventories at the end of 2005 were $66.5 million, down almost $89 million from the end of 2004.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Fourth quarter revenues of $128.9 million were down 1 percent compared with third quarter revenues and down 28 percent from revenues in the fourth quarter of 2004.     Gross margins of 12.0 percent in the fourth quarter increased from negative 0.4 percent in the third quarter. Gross margins in the third quarter were negatively impacted by inventory and equipment write-downs of $16.4 million.  Overall, average selling prices were down 1 percent quarter to quarter.  Projector unit shipments were approximately 96,000 units in the fourth quarter, down about 3% from the prior quarter.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of charges, were $24.7 million for the fourth quarter of 2005, a decrease of $2.5 million from the third quarter and $7.0 million from the fourth quarter of 2004.  The reduction in the fourth quarter is primarily a result of the restructuring plan implemented in October 2005.

Other expense for the fourth quarter was $0.4 million compared to other income of $5.5 million in the third quarter and $10.0 million in the fourth quarter of 2004.  The realized gain on the sale of marketable securities for the fourth quarter was $1.7 million compared to $4.3 million in the third quarter.  The company’s share of losses related to South Mountain Technologies, its joint venture with TCL Corporation, was $1.8 million in the fourth quarter compared to $1.6 million in the third quarter of 2005.

Balance Sheet

Total cash and marketable securities at the end of December were $80.1 million, an increase of $2.6 million from the end of the third quarter.  Days sales outstanding for the quarter were 49 days, no change from the prior quarter.  Inventory levels declined $19.7 million during the quarter to $66.5 million, resulting in improved inventory turns.

Outlook for First Half 2006

The first quarter is expected to be a transitional period as the company completes implementing its restructuring plans and launches a number of new products later in the quarter.  In addition, the first quarter is expected to be seasonally difficult, driven by a number of Asian competitors finishing their fiscal years.  As the company enters the second quarter of 2006, it expects to see greater revenue contribution from new products allowing for increased gross margins.

The company anticipates a further reduction in reported operating expenses in the first quarter as the benefits from restructuring initiatives become more fully realized.  This will be offset somewhat by the impact of recording non-cash stock based compensation expense beginning in the first quarter as a result of implementing the new accounting standard requiring stock option expensing.

It remains the company’s goal to improve gross margins to between 16 and 18 percent, further reduce quarterly operating expenses and return to operating profitability in the second quarter of 2006.  However, given the difficulty of predicting financial results and the dynamic, unpredictable nature of our industry, the company is not giving more specific financial guidance for future periods at this time.

“We made solid progress during the fourth quarter restructuring the company to put us in a position to achieve our goal of returning to profitability in the second quarter of 2006,” stated Kyle Ranson, President and CEO.  “We had an exciting Consumer Electronics Show in early January launching a new look and feel to our industry leading InFocus brand as well as introducing a number of new products that were received very positively by our customers.  We are optimistic about the road ahead for the company,” concluded Ranson.

Reconciliation of GAAP and Pro Forma Information

The company has recorded charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through February 7, 2006 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.).  A Pin # is not required.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog, and new product introductions.  Also included are forward-looking statements regarding the results and charges associated with restructuring of the company’s business to reduce its overall cost structure.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve, the impact of potential fines and/or sanctions imposed as a result of our self disclosure regarding infractions of U.S export law, and commencement of operations and initial product shipments by South Mountain Technologies, our joint venture with TCL Corporation; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with our recent transition to two new contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights; and 4) in regard to the company’s restructuring plan, uncertainties associated with the impact on revenues and gross margins of plans to focus efforts on certain geographies and sales channels and the ability to execute the transitions planned in the desired time frames based on the scale of actions planned.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the company as well as to other aspects of the company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) is the industry pioneer and worldwide leader in the projection market today. Nearly twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments.  Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, and The Big Picture are trademarks of InFocus Corporation.  “Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

Revenues	$128,930	$179,080	$532,099	$648,941
Cost of revenues	113,446	147,348	499,327	535,031
Gross margin	$15,484	$31,732	$32,772	$113,910

Operating expenses:
Marketing and sales	14,529	16,880	64,292	70,421
Research and development	4,568	7,414	20,847	28,864
General and administrative	5,572	7,344	23,360	24,423
Restructuring costs	(950)	1,500	11,050	1,950
Impairment of long-lived assets	—	—	9,813	—
Regulatory assessments	—	—	1,600	—
	$23,719	$33,138	$130,962	$125,658

Loss from operations	$(8,235)	$(1,406)	$(98,190)	$(11,748)

Other income (expense), net	(435)	10,031	18,290	17,920
Income (loss) before income taxes	(8,670)	8,625	(79,900)	6,172
Income tax benefit	(755)	(1,251)	(106)	(1,401)
Net income (loss)	$(7,915)	$9,876	$(79,794)	$7,573

Basic earnings (loss) per share	$(0.20)	$0.25	$(2.02)	$0.19

Fully diluted earnings (loss) per share	$(0.20)	$0.25	$(2.02)	$0.19

Basic shares outstanding	39,598	39,556	39,598	39,531

Fully diluted shares outstanding	39,598	40,186	39,598	40,418

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004

Assets
Current Assets:
Cash and cash equivalents	$53,105	$17,032
Marketable securities	1,199	26,291
Restricted cash, cash equivalents, and marketable securities	25,813	23,316
Accounts receivable, net of allowances	70,883	105,811
Inventories	66,454	155,106
Land held for sale	4,469	—
Other current assets	24,094	26,923
Total Current Assets	246,017	354,479

Restricted marketable securities	—	2,829
Property and equipment, net	2,747	16,747
Other assets, net	15,124	9,818
Total Assets	$263,888	$383,873

Liabilities and Shareholders’ Equity
Current Liabilities:
Short term borrowings	$—	$16,198
Accounts payable	74,674	64,917
Other current liabilities	30,985	33,158
Total Current Liabilities	105,659	114,273

Other Long-Term Liabilities	3,038	2,967

Shareholders’ Equity:
Common stock and additional paid-in capital	166,170	165,612
Other comprehensive income:
Foreign currency translation	24,200	35,359
Unrealized gain on equity securities	745	21,792
Retained earnings (accumulated deficit)	(35,924)	43,870

Total Shareholders’ Equity	155,191	266,633

Total Liabilities and Shareholders’ Equity	$263,888	$383,873

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter 2005			Third Quarter 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(7,915)	$(0.20)	$23,719	$(38,330)	$(0.97)	$42,979

Adjustments:

Restructuring charges, net of income taxes	$(950)	$(0.02)	$950	$5,950	$0.15	$(5,950)

Impairment of long-lived assets, net of income taxes	$—	$—	$—	$9,813	$0.25	$(9,813)

Proforma excluding adjustments	$(8,865)	$(0.22)	$24,669	$(22,567)	$(0.57)	$27,216

	Fourth Quarter 2005			Fourth Quarter 2004
	Net Loss	Net Loss Per Share	Operating Expenses	Net Income	Net Income Per Share	Operating Expenses

GAAP	$(7,915)	$(0.20)	$23,719	$9,876	$0.25	$33,138

Adjustments:

Restructuring charges, net of income taxes	$(950)	$(0.02)	$950	$1,500	$0.04	$(1,500)

Proforma excluding adjustments	$(8,865)	$(0.22)	$24,669	$11,376	$0.29	$31,638

	Full Year 2005			Full Year 2004
	Net Loss	Net Loss Per Share	Operating Expenses	Net Income	Net Loss Per Share	Operating Expenses

GAAP	$(79,794)	$(2.02)	$130,962	$7,573	$0.19	$125,658

Adjustments:

Restructuring charges, net of income taxes	$11,050	$0.28	$(11,050)	$1,950	$0.05	$(1,950)

Impairment of long-lived assets, net of income taxes	$9,813	$0.25	$(9,813)	$—	$—	$—

Regulatory assessments, net of income taxes	$1,600	$0.04	$(1,600)	$—	$—	$—

Proforma excluding adjustments	$(57,331)	$(1.45)	$108,499	$9,523	$0.24	$123,708